[SUTHERLAND ASBILL & BRENNAN LLP]

                                 April 29, 1999


      KIMBERLY J. SMITH
 DIRECT LINE: (202) 383-0314
 Internet: ksmith@sablaw.com

VIA EDGAR TRANSMISSION
----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Southland Separate Account L1  (File No. 33-97852)
         --------------------------------------------------

Commissioners:

On behalf of Southland Life Insurance Company and Southland Separate Account L1 (the "Account"), we have attached for filing Post-Effective Amendment No. 5 (the "Amendment") to the Account's registration statement on Form S-6 for certain variable life insurance policies. The Amendment includes the prospectus for the Account's "Future Dimensions" product.

In reliance on a request made by the Company on March 19, 1999 (the "Template Request") pursuant to Rule 485(b)(1)(vii) under the Securities Act of 1933, as amended (the "1933 Act"), this Amendment is being filed pursuant to paragraph
(b) of Rule 485 under the 1933 Act. As counsel who reviewed the Amendment, and in reliance on the Template Request relief, we represent that the Amendment does not contain disclosures which would otherwise render it ineligible to become effective pursuant to paragraph (b).

If you have any questions or comments regarding the Amendment, please call the undersigned at 202-383-0314.

Sincerely,

/s/ Kimberly J. Smith

Kimberly J. Smith

Attachment

cc:      B. Scott Burton, Esq.
         Anna Kautzman, Esq.
         Tamara Barkdoll, Esq.